EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FCStone Group, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-125889 and 333-134941 on Form S-8 of FCStone Group, Inc. of our report dated November 29, 2007, with respect to the consolidated statements of financial condition of FCStone Group, Inc. and subsidiaries as of August 31, 2006 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended August 31, 2007, and all related financial statement schedules, which report appears in the August 31, 2007, annual report on Form 10-K of FCStone Group, Inc.

As discussed in Note 1 to the consolidated financial statements, in 2007 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”.

As discussed in Note 10 to the consolidated financial statements, in 2007 the Company adopted the recognition and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)”.

/s/ KPMG LLP

Des Moines, Iowa

November 28, 2007